Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SNB Bancshares, Inc. Announces Balance Sheet Repositioning

    SUGAR LAND, TEXAS (March 30, 2005) - SNB Bancshares, Inc. (NASDAQ: SNBT), a Sugar Land bank holding company with assets of $1.1 billion and the parent Company of Southern National Bank of Texas, announced today that its Board of Directors has approved a plan to reposition its balance sheet by reducing the amount of low-yielding investment securities and using a portion of the proceeds to de-leverage its borrowing position. The Board approved this plan in an effort to reduce its liability sensitive position and to improve its net interest margin. The Company has identified for sale from its available-for-sale securities portfolio approximately $169.0 million in U.S. Government callable agency bonds, with coupon rates of 3.07% or less and with a weighted average yield of 2.76%. As a result of the writedown of these investments, the Company expects to incur a loss of approximately $4.1 million, net of tax, during the quarter ended March 31, 2005. The Company plans to use the net proceeds from such sales to reduce short-term borrowings and reinvest in higher-yielding investments.

    SNB Bancshares, Inc. is a registered bank holding company listed on the Nasdaq National Market under the symbol (SNBT) and headquartered approximately 15 miles southwest of downtown Houston in Sugar Land, Texas. Its wholly-owned subsidiary, Southern National Bank of Texas, specializes in business and industrial, construction and land development and commercial mortgage loans to small to medium-sized owner-operated businesses through its three four full-service branch locations.

    Except for historical information contained herein, this press release contains forward-looking statements regarding SNB Bancshares' prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. SNB Bancshares intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions. The following factors, among others, could cause actual results to differ materially from the expectations stated in any forward-looking statement: a change in general business and economic conditions in the markets the Company serves; changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation and regulation; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting SNB Bancshares' operations, pricing, and services. SNB Bancshares undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. Please also read the additional risks and factors described from time to time in SNB Bancshares' reports and documents filed with the Securities and Exchange Commission.

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